Exhibit 10.25

NATIONAL VISION, INC.
SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION

(Executives)

Effective July 21, 2011

OVERVIEW

The National Vision, Inc. Severance Plan (the “Plan”) provides severance benefits to eligible employees of National Vision, Inc. and its subsidiaries (“the Company”) whose employment is involuntarily terminated by the Company under certain circumstances. This booklet is provided to executives and other eligible management who are eligible for the Plan.

The Plan provides the exclusive source of severance benefits for eligible employees of the Company, and it supersedes any prior severance plan, program or arrangement, including the booklet for this Plan that was effective August 23, 2010. This booklet is intended to provide a summary of the major provisions of the Plan that apply to Executives. Benefits for other eligible employees are described in separate booklets. The benefits are described as clearly as possible with minimal use of the technical words and phrases appearing in legal documents. Certain terms must be defined for purposes of the Plan and these terms appear as capitalized words and are defined in various places in this booklet.

ELIGIBILITY

To be eligible for benefits under the Plan, as of the date of your termination of employment with the Company you must be classified by the Company as a regular, full-time, employee in an executive or other management position who participates in the Corporate Management Incentive Program at Level IV or above.

The following individuals are not eligible to participate in the Plan generally:

(1)          any individual whose terms and conditions of employment are determined by a collective bargaining agreement with a union;

(2)          any individual who has executed an employment or other employment-related agreement with the Company that specifically addresses severance, or the lack of severance, upon termination of employment;

(3)          any individual classified by the Company as part-time at a position above the associate level, seasonal, temporary, or intern, or who is working for the Company through a temporary service or on a contract basis;

(4)          any individual terminated prior to the effective date of the Plan, as amended and restated;

(5)          any individual who is not authorized to work in the United States or who does not reside in the United States,

(6)          any individual transferred to or who accepts another position with the Company, including any subsidiary, or

(7)          any individual who refuses or declines an offer of employment within the Company or any subsidiary unless (a) the offer would result in a decrease of more than 5% of the individual’s current base pay, or (b) the offer would require relocation which is more than 50 miles from the individual’s work location, or (c) the offer is for an hourly position and the individual has been a salaried employee for more than 90 days prior to the date of termination.

In any event, you are not eligible for any severance if, as a result of, or in connection with the sale, transfer, or other disposition or divestiture of the work unit, division, subsidiary or other segment of the Company’s business that you work in or are responsible for, you are offered continued employment (provided that the offer does not contain conditions described in item (7) above) with the purchaser or acquirer, including their affiliates, whether or not the new employment is accepted, except as may otherwise be specifically provided in any written sale, divestiture or other agreement executed by the Company.

PARTICIPATION

To qualify for participation in the Plan and receive severance, you must:

•	Meet the eligibility requirements described above;
•	Be informed in writing by the Company that your employment is being terminated for a qualifying reason;
•	Remain employed until your last day of active employment; and
•	Sign (and, if applicable, not revoke) a Severance Agreement.

The date designated by the Company in its notice to you as your last day of active employment will be referred to as your “Severance Date.”

A qualifying reason for termination of employment by the Company can be any one or more of the following, as determined by the Company:

•	Lack of work;
•	Reorganization;
•	Business necessity;
•	Economic conditions;
•	Termination by you for Good Reason; or
•	Termination by the Company (other than for Cause).

The following are not qualifying reasons for termination of employment and if your employment is terminated for one of these reasons, you will not receive severance:

•	Leaving Company employment voluntarily (other than for Good Reason), including retirement or failing to return after an authorized leave of absence;
•	Cause;
•	Accident, illness or disability; or
•	Death.

“Cause”, for purposes of an executive qualifying for severance pay, means

A.          the commission by you of an act or acts of fraud, dishonesty, gross negligence or willful misconduct in the performance of your duties that does, or could, if continued or repeated, result directly or indirectly in significant gain or personal enrichment to you at the expense of the Company or in injury to the Company;

B.          commission by you of an act or acts constituting any felony or any criminal act involving moral turpitude, or any other criminal act involving dishonesty, disloyalty, fraud or theft with respect to the Company; or

C.          the material breach by you of any agreement under which you have committed to confidentiality, nondisclosure or nonsolicitation protections for the Company;

provided, however, you shall not be deemed to have been involuntarily terminated for Cause unless and until the Company finds that, in the good faith opinion of the Board, you engaged or threatened to engage in conduct set forth above and specifying the particulars thereof in detail. The Board must also deliver to you a demand in writing for performance or cure, which demand specifically identifies the manner in which the Board believes that your conduct falls within such subsection and details the Board’s requirements for you to “cure” such conduct, if appropriate. Involuntary termination occurs when you fail to “cure” within the time period given by the Board and in accordance with any other terms provided by the Board. The Board may delegate responsibilities under this Plan to the Compensation Committee.

“Good Reason” means your termination of employment upon the occurrence (without your express written consent) of any of the following acts by the Company, or failure by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after you give the Company written notice of such act or failure to act:

A.          A significant, adverse change by the Company in your employment responsibilities;

B.          A reduction in your Base Salary; or

C.          The relocation of your job without your consent to a location more than fifty (50) miles from your principal office in the Atlanta metropolitan area, except for required travel on the Company’s business; or

D.          the failure by the Company, without your consent, to pay you any portion of your then current compensation (including Base Salary and annual bonus), or any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due.

The Company, as Plan Administrator, will have the exclusive discretionary right and final authority to make any necessary determination concerning whether an individual qualifies to receive benefits under the Plan and such determination by the Plan Administrator shall be final and binding on all parties.

BENEFITS UNDER THE PLAN

If you meet the eligibility requirements and qualify as a participant in the Plan, you will be entitled to receive the Severance Pay described below.

A.          Severance Pay

You will receive Severance Pay equivalent to twelve (12) months base salary, paid over the twelve (12) months following your Severance Date at the same time and in equal amounts as you were paid when actively employed, subject to applicable withholding, and subject to commencing payments on the First Payment Date, as described below.

Base salary is your regular pay for your last regularly scheduled month immediately preceding your Severance Date. If you terminate for “Good Reason” on account of a reduction in base pay, your base salary will be your regular pay rate immediately prior to such reduction. It excludes overtime pay, bonuses, commissions, fees, incentive allowances and employer-provided benefits.

To the extent that a federal, state or local law requires the Company to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a plant closing law, including the Worker Adjustment and Retraining Notification Act (WARN), the Severance Pay otherwise payable under the Plan shall be coordinated with and reduced by the amount of such required payment.

If you have executed a non-compete and restrictive covenant agreement (“Non-Compete”) with the Company on or after July 21, 2011, have not violated the Non-Compete, and properly elect COBRA continuation coverage for group health benefits, the Company will pay your COBRA premium for twelve (12) monthly COBRA premiums or, if earlier, until your COBRA coverage ends for any reason. The amount the Company pays on your behalf will be reported as additional income on your W-2. When Company payments for COBRA coverage end, you will be responsible for the full COBRA premium for the remainder of your COBRA period, if any. The COBRA payments will be considered as additional Severance Pay and are subject to the same terms, conditions, and limitations as descried in this booklet for Severance Pay.

If you have not executed a Non-Compete, you are not eligible for Company payment of any COBRA premiums.

B.          Severance Agreement

Eligible employees must enter into a Severance Agreement to qualify for Severance Pay. “Severance Agreement” is an agreement between you and the Company that includes a waiver of claims that you might have against the Company (whether known or unknown, including any claims assigned by operation of law or otherwise) and is a condition to your receipt of Severance Pay. You will also agree not to sue the Company with respect to your employment and termination of employment. In the Severance Agreement, you also agree not to disparage the Company or any officer, director or employee of the Company and not to disclose or use any confidential information or trade secrets of the Company, unless you are required to do so by a court order. You must agree not to engage in any activities, directly or indirectly, which have the effect of disrupting the Company’s operations or harming the Company’s reputation with its customers, suppliers or employees. You also must not violate the terms of the Severance Agreement, or engage in any other conduct which the Plan Administrator considers to be contrary to the interests of the Plan and the Company. If the Plan Administrator determines that you are engaging in such activities or violating the Non-Compete you signed, it may, in its sole discretion, terminate the Severance Pay that you are otherwise eligible to receive under the Plan and may initiate proceedings to recover any payments that you received in violation of these provisions.

Generally, if you are age 40 or older, you will have 21 days from receiving the Severance Agreement to consider whether to sign it. This period is extended to 45 days from receiving the Severance Agreement for employees who are age 40 or older and who are terminated as part of a work force reduction or other group termination program. Employees under age 40 will have 7 days to consider whether to sign a Severance Agreement. To be effective, the completed and signed Severance Agreement must be completed and signed within the applicable time period and received promptly by the Company at the address designated in the Severance Agreement. For purposes of this deadline, the Company will be considered to have received a Severance Agreement at the time and on the date that the Company actually received the Severance Agreement, without regard to when it was mailed or otherwise delivered. You are advised to consult legal counsel in considering whether to sign the Severance Agreement.

Once you sign the Severance Agreement, if you are age 40 or older, you will have 7 days from the signing date to revoke the Severance Agreement. You may not revoke the Severance Agreement after this 7-day period expires. A revocation must be in writing, signed by you and hand delivered or sent by certified mail (with proof of mailing) and postmarked on or before the 7th day to the Company at the address designated in the Severance Agreement.

You must enter into a Severance Agreement to qualify for Severance Pay and if you do not sign (or sign but revoke) the Severance Agreement by the First Payment Date, you will not be paid any Severance Pay under the Plan.

The 60th day following your Severance Date is the “First Payment Date”. By the First Payment Date, your Severance Agreement must be effective and not subject to revocation. Severance Pay will be paid in installments on the Company’s normal payroll dates. No Severance Pay is paid before the First Payment Date and any Severance Pay that would have been paid on the payroll dates between your Severance Date and the First Payment Date are paid on the First Payment Date. To the extent permitted by law, the Company may choose to make actual payment before or after the First Payment Date if all other conditions for Severance Pay have been met. Severance Pay will be paid with appropriate deductions for federal and state taxes and all other legally required or otherwise authorized deductions. If you die after the Company has notified you of your eligible termination of employment and Severance Date and before payment of your Severance Pay, Severance Pay will be paid to your designated beneficiary. Otherwise no Severance Pay is paid on account of your death. In any event, all severance payments will be paid within 24 months of the date the individual terminates employment.

C.          Other Benefits at Termination of Employment: With the exception of the Severance Pay described above, after your Severance Date you will not be entitled to participate in any employee benefit plans, including, without limitation, life insurance, 401(k) plan, long term disability plan, except as health benefits are provided under COBRA. You will receive separate information about your eligibility to elect COBRA continuation coverage. You will not earn any additional vacation after your Severance Date. You will, however, be paid for any earned and unused vacation for the year in which your Severance Date occurs. The distribution of benefits you may be entitled to receive under the Company’s other employee benefit plans will be governed by the terms and conditions of those plans.

CONDITIONS TO RECEIVING YOUR SEVERANCE PAY AND ACTS THAT MAY CAUSE YOU TO LOSE BENEFITS UNDER THE PLAN

You must remain employed with the Company until your Severance Date to be eligible for Severance Pay.

As a condition to your receipt of any of Severance Pay under the Plan, you must return all Company property in your possession, custody or control. This property includes all materials, documents, plans, records, disks, or papers, or any copies of such documents, which in any way relate to the Company’s business or operations. This property further includes all tools, telephones, computers, pagers, vehicles, credit cards, manuals and any money due to the Company.

As a condition to your receipt of Severance Pay, you must enter into a Severance Agreement, as described above.

If penalties under Code Section 409A or Code Section 280G would be imposed on you, you may agree to forfeit a portion of your Severance Pay to avoid such penalties.

CLAIMS PROCEDURE

If you do not receive a benefit to which you believe you are entitled under the Plan, or if you believe that you are entitled to a greater benefit than was approved, you must, within 90 days following your Severance Date, file a written claim with the Plan Administrator. The Plan Administrator will investigate the claim and will send you a written decision within 90 days from the date upon which it receives the claim. If the claim is denied, the written decision will specify the reasons for the denial (including the pertinent Plan provisions upon which the denial is based), a description of additional material or information that would permit you to perfect your claim and why it is necessary, as well as an explanation of how you may obtain a further review by the Plan Administrator. If you do not receive a notice regarding your claim within these time periods, your claim will be considered denied.

Important Note: Because the Severance Agreement includes a release of claims, if you sign and do not revoke the Severance Agreement, you cannot file a claim with respect to a severance benefit. If you file a claim with respect to a severance benefit and if, upon resolution of that claim, you are entitled to any severance benefit, you will be given time to consider and sign a Severance Agreement in accordance with the provisions of the Plan governing Severance Agreements.

If you disagree with the Plan Administrator’s decision, in whole or in part, you have 60 days following your receipt of written notice from the Plan Administrator to request a review in writing. The request must describe the reasons why you believe the denial was wrong and whatever evidence (comments, documents and records) you believe supports your position. If you wish to examine any Company documents, you must request an examination and specify the documents requested. Upon your request and free of charge, the Plan Administrator will give you access to, and copies of, all documents, records and other information relevant to your claim.

Within 60 days following a request for review, the Plan Administrator will send you its written decision specifying the reasons for the decision, including the pertinent Plan provisions upon which it is based. Such decision will be final and binding.

You are not entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and a final and binding decision reached. This is called “exhaustion” and you must exhaust the claims procedures before proceeding to court. In no event may any claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after 120 days from the date of the Plan Administrator’s decision of any appeal.

If special circumstances require an extension of time for the Plan Administrator to render a decision, the Plan Administrator will send you a written notice of the extension prior to the commencement of the extension and will explain the reasons for the delay. The extension will not exceed 90 days for the initial determination and 60 days for the review of a determination.

In the event the Plan Administrator request additional information from you that is necessary to determine the claim or appeal, you will have at least 45 days in which to respond. The period for making the benefit decision or deciding an appeal, as the case may be, is tolled from the date of notice to you of the request for additional information until the date you respond to such request or, if earlier, until the deadline provided by the Plan Administrator.

The Company, as Plan Administrator, has the exclusive discretionary authority to construe and interpret the Plan, to decide all questions of eligibility for Severance Pay and to determine the amount of such Severance Pay, and its decisions on such matters are final and conclusive. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that you are entitled to them.

YOUR RIGHTS UNDER ERISA

The following statement is required by federal law and regulations. As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants will be entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports (Form 500 series) and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a welfare benefit is denied, in whole or in part, you have a right to know why this done, obtain documents relating to the decision without charge, and to appeal the denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees – for example, if it finds your claim is frivolous.

If you have questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL IMPORTANT INFORMATION

The name of the Plan is the National Vision, Inc. Severance Plan.

The sponsor of the Plan is National Vision, Inc. a Georgia corporation, and its employer identification number is 58-1910859. The sponsor’s address is 296 Grayson Highway, Lawrenceville, Georgia 30045. The Plan number is 600.

The Company serves as the Plan Administrator under ERISA for the Plan and can be contacted at 296 Grayson Highway, Lawrenceville, Georgia 30045, Tel. (770) 8223600.

The agent for service of process for the Plan is National Vision, Inc., 296 Grayson Highway, Lawrenceville, Georgia 30045, Attn: General Counsel.

The Plan is an employee welfare benefit plan providing severance pay as described in this Plan document. All Severance Pay under the Plan shall be paid directly by the Company from its general assets, and the rights of an eligible employee to any benefits hereunder shall not be superior to those of an unsecured general creditor of the Company.

The Plan, as an employee welfare benefit plan, is subject to ERISA and it shall be interpreted, administered, and enforced in accordance with ERISA, including the regulations governing claims procedures under ERISA Section 503. To the extent that state law is applicable, the laws of the State of Georgia (excluding its choice of laws principles) will apply. The Plan is designed to provide compensation and benefits that are exempt from Section 409A of the Internal Revenue Code (“Code”). Notwithstanding anything to the contrary in this Plan, if your termination of employment is not a “Separation from Service” within the meaning of Code Section 409A and the regulations and other published guidance thereunder (including Treasury Regulation §1.409A-1(h)), then, if required in order to comply with the provisions of Code Section 409A, payment of Severance Pay shall be delayed until such a Separation from Service occurs.

The Plan year is the calendar year.

Severance Pay under the Plan may not be assigned, transferred or pledged to a third party.

The Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any such action will be taken pursuant to such procedures as may be authorized by the Company’s Board of Directors or such other persons or committees as the Board of Directors shall designate. Any amendment will not affect the Severance Pay of those who have already been approved for and are receiving payment of Severance Pay. Severance Pay for other employees, however, may be reduced or eliminated at any time. Oral or other informal communications made by the Company or its representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein, and such communications will not diminish the Company’s rights to amend or terminate the Plan in any manner.

To the extent permitted under Section 409A of the Code or any Internal Revenue Service (“IRS”) or Treasury rules or other guidance issued thereunder, the Company may, in consultation with an affected Participant, modify the Plan in order to cause the provisions of the Plan to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code.